UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2007

CENTENARY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-23851	90-0294913
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

Paraguay 1233-3 Piso, (C1057AAS)
            Buenos Aires, Argentina
(Address of principal executive offices)

(011-5411) 4811-4040
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 3 Securities and Trading Markets.

Item 3.02 Unregistered Sales of Equity Securities.

On November 29, 2007, Centenary International Corp. (“Centenary”) sold 233,001 shares of Centenary’s common stock to Oil m&s S.A. at the price of US$0.50 per share for a total purchase price of US$116,500. Centenary owed Oil m&s S.A. approximately US$122,333.32 for funds previously loaned or advanced by Oil m&s S.A to Centenary. The purchase price for the shares was paid by converting a portion of the debt owed by Centenary to Oil m&s, S.A. into shares of Centenary’s common stock at the purchase price described above.

Oil m&s S.A. is a company which is owned 40% by Mr. Cristobal Manuel Lopez, Centenary’s principal stockholder, and 30% by Mr. Carlos Fabian De Sousa, a director of Centenary.

On November 29, 2007, Centenary sold 150,000 shares of Centenary’s common stock to Cristobal Manuel Lopez at the price of US$0.50 per share for a total purchase price of US$75,000. Centenary owed Mr. Lopez US$75,000 for fees. The purchase price for the shares was paid by converting all of the obligations owed by Centenary to Mr. Lopez into shares of Centenary’s common stock at the purchase price described above.

The shares were issued to Oil m&s S.A. and to Mr. Lopez in reliance on Section 4(2) of the Securities Act of 1933 for transactions not involving a public offering. There were no underwriters involved in the transactions, and no underwriting commissions, discounts or other compensation was paid. Each of the purchasers is familiar with Centenary’s business and financial condition. Each acquired the shares with investment intent. The certificates representing the shares bear a restricted legend.

Following the issuances of shares to Oil m&s S.A. and Mr. Lopez described above, Centenary now has 576,601 shares of its common stock issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENARY INTERNATIONAL CORP. (Registrant)

Date: November 29, 2007	By:	/s/ Hector A. Patron Costas
Hector A. Patron Costas
Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director